UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2013

NATIONSTAR MORTGAGE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35449	45-2156869
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 Highland Drive

Lewisville, Texas 75067

(Address of principal executive offices)

(469) 549-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 6, 2013, Nationstar Mortgage LLC, a Delaware limited liability company and an indirectly held, wholly-owned subsidiary of Nationstar Mortgage Holdings Inc. (“Nationstar”), entered into an acquisition agreement (the “Acquisition Agreement”) to purchase the loan origination operations and certain assets of Greenlight Financial Services, a residential mortgage originator (“Greenlight”).

The assets to be acquired from Greenlight consist of certain personal property and equipment, intellectual property (including the Greenlight trademark), prepaid expenses and unfunded loan pipeline. Certain post-closing liabilities related to these assets will also be assumed as part of the transaction. Nationstar also expects to offer employment to substantially all of Greenlight’s employees in connection with the closing of the transaction. The purchase price for these assets is up to $75 million, subject to certain contingencies, and is expected to be funded out of cash-on-hand. In connection with the transaction, Greenlight has agreed to indemnify Nationstar for breaches of representations and warranties and covenants and for liabilities of the business relating to pre-closing periods, subject to certain limitations set forth in the Acquisition Agreement. Closing of the transaction is subject to certain customary closing conditions. The transaction is expected to close during the second quarter of 2013.

The foregoing summary of the Acquisition Agreement does not purport to be a complete description and is qualified in its entirety by the Acquisition Agreement, which is attached to this Form 8-K as Exhibit 2.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1+	Acquisition Agreement, dated as of May 6, 2013, by and among Greenlight Financial Services, Joann Pham and Nationstar Mortgage LLC

+	Pursuant to Item 601(b)(2) of Regulation S-K, the registrant hereby undertakes to furnish supplementally a copy of any referenced schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nationstar Mortgage Holdings Inc.

Date: May 9, 2013

	By:	/s/ David Hisey
David Hisey Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1+	Acquisition Agreement, dated as of May 6, 2013, by and among Greenlight Financial Services, Joann Pham and Nationstar Mortgage LLC

+	Pursuant to Item 601(b)(2) of Regulation S-K, the registrant hereby undertakes to furnish supplementally a copy of any referenced schedule to the SEC upon request.